UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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BOSTON PROPERTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Wednesday, May 3, 2006 at 11:00 a.m., Eastern Time, at 599 Lexington Avenue, Conference Room 2E, New York, New York.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in the proxy statement. We hope that you will be able to attend the meeting. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will also be available to answer appropriate questions from stockholders.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed on your proxy card or you may revoke your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board

Edward H. Linde

President and Chief Executive Officer

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2006

The 2006 annual meeting of stockholders of Boston Properties, Inc. will be held on Wednesday, May 3, 2006 at 11:00 a.m., Eastern Time, at 599 Lexington Avenue, Conference Room 2E, New York, New York, for the following purposes:

1.	To elect three Class III directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

2.	To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the meeting.

3.	To consider and act upon a stockholder proposal concerning executive compensation, if properly presented at the meeting.

4.	To consider and act upon any other matters that are properly brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 15, 2006. If you do not plan to attend the meeting and vote your shares of common stock in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

FRANK D. BURT, ESQ.

Secretary

March 31, 2006

PROXY STATEMENT

i

March 31, 2006

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 31, 2006 and are furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2006 annual meeting of stockholders of Boston Properties to be held on Wednesday, May 3, 2006 at 11:00 a.m., Eastern Time, at 599 Lexington Avenue, Conference Room 2E, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors and, if properly presented, consideration of two stockholder proposals.

Who is entitled to vote?

If our records show that you were a stockholder as of the close of business on March 15, 2006, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

May I attend the meeting?

All stockholders of record of shares of common stock of Boston Properties at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but hold shares through a broker, bank or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 112,706,911 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on one or more but not all matters, the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting in Person at the Meeting.    If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A. (formerly known as EquiServe), you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

•	Vote by Telephone. You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 2, 2006. When you call, please have your proxy card in hand, and you will receive a series of voice instructions which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 2, 2006. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and promptly return it to our transfer agent, Computershare Trust Company, N.A., in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name.    If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Will other matters be voted on at the annual meeting?

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610;

•	submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or

•	appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date who attends the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker, bank or other nominee has sent one copy of our annual report and proxy statement to your address. However, even if your broker, bank or other nominee has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies of our annual report or proxy statement free of charge, please send your request to Investor Relations, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610; call us with your request at (617) 236-3322; or visit our website at http://www.bostonproperties.com.

What other information should I review before voting?

Our 2005 annual report, including a copy of our annual report on Form 10-K and financial statements for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission, is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2005 annual report prior to voting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors and its Committees

Board of Directors.    Boston Properties is currently managed by a ten member Board of Directors, which is divided into three classes (Class I, Class II and Class III). Our Board of Directors is currently composed of three Class I directors (Mortimer B. Zuckerman, Carol B. Einiger and Richard E. Salomon), four Class II directors (Lawrence S. Bacow, Zoë Baird, Alan J. Patricof and Martin Turchin) and three Class III directors (William M. Daley, Edward H. Linde and David A. Twardock). The members of each class of our Board of Directors serve for staggered three-year terms, and the terms of our current Class I, Class II and Class III directors expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2007, 2008 and 2006, respectively. At each annual meeting of stockholders, directors will be elected or re-elected for a full term of three years to succeed those directors whose terms are expiring.

Director Independence.    Under the New York Stock Exchange Corporate Governance Rules, or the NYSE Rules, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). As permitted by the NYSE Rules, the Board of Directors established categorical standards to assist it in making the required independence determinations.

Under these categorical standards, any relationship with us shall be deemed not material if:

1.	The relationship does not preclude a finding of independence under Sections 303A.02(b)(i) through 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual (the “NYSE Disqualifying Rules”);

2.	The relationship would not be required to be disclosed pursuant to Item 404(b) of Regulation S-K adopted by the Securities and Exchange Commission (other than Items 404(b)(4)-(6)), assuming that such Item required disclosure for relationships that have existed since the end of the last fiscal year and during the past three fiscal years; and

3.	The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:

(a)	a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where our annual discretionary charitable contributions in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;

(b)	a director or an immediate family member of a director being indebted to us in an amount in excess of $100,000;

(c)	a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to us in an amount in excess of the greater of $100,000 or 5% of such entity’s total consolidated assets, or to whom we are indebted (other than with respect to any of our publicly traded debt securities) in an amount in excess of 5% of our total consolidated assets;

(d)	a transaction or currently proposed transaction (other than relating to the ownership of our securities), which involved or involves the direct or indirect payment in a single year of in excess of $100,000 from us to a director or an immediate family member of a director; or

(e)	a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with us where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity.

For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.

Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.

Because Mses. Baird and Einiger and Messrs. Bacow, Daley, Patricof, Salomon and Twardock do not have any relationships with us other than those that are deemed not material under the foregoing categorical standards, the Board of Directors has determined that they are “independent directors” for purposes of the NYSE Rules.

Meetings.    Our Board of Directors met twelve times during 2005. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our Board of Directors (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods that he or she served), other than Mr. Turchin (who attended 67% of such meetings). Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. Seven of the nine directors serving at the time of our 2005 annual meeting of stockholders attended the 2005 annual meeting of stockholders.

Directors who qualify as “non-management” within the meaning of the NYSE Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of the entire Board and at such other times that the non-management directors deem appropriate. Each director has the right to call an executive session. In addition, at least once per year, an executive session is held with only independent directors present. The executive sessions are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular executive session or portion of an executive session.

Committees.    Our Board of Directors has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. The membership and the function of each of these committees are described below.

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Lawrence S. Bacow	X		X
Zoë Baird					X
William M. Daley					X	*
Carol B. Einiger	X
Alan J. Patricof	X	*
Richard E. Salomon			X	*
David A. Twardock			X		X

X=Committee member, *=Chair

Audit Committee.    Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof (Chair) and Bacow and Ms. Einiger. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004 and that is reviewed and reassessed at least annually. A copy of the Audit Committee Charter was included as Appendix A to our proxy statement for use in connection with the 2004 annual meeting of stockholders. The Audit Committee, among other functions, (1) has the sole authority to appoint, retain, terminate and determine the compensation of our independent accountants, (2) reviews with our independent accountants the scope and results of the audit engagement, (3) approves professional services provided by our independent accountants and (4) reviews the independence of our independent accountants. Each member of the Audit Committee is “independent” as that term is defined in the rules of the SEC and the applicable NYSE Rules. Our Board of Directors determined that Mr. Patricof qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC. The Report of the Audit Committee is included in this proxy statement on page 36. The Audit Committee met ten times during 2005.

Compensation Committee.    Our Board of Directors has established a Compensation Committee consisting of Messrs. Salomon (Chair), Bacow and Twardock, all of whom are independent directors under the NYSE Rules. The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004 and that is reviewed and reassessed at least annually. The Compensation Committee, among other functions, (1) reviews and approves corporate goals and objectives relevant to the compensation of the Chairman of the Board, the Chief Executive Officer and such other executive officers that may be designated by the Chairman of the Board and/or Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations, (2) approves the compensation of our other executive officers, (3) recommends to the Board of Directors for approval the compensation of the non-employee directors and (4) oversees our incentive-compensation and equity-based plans. The Compensation Committee met three times during 2005.

Nominating and Corporate Governance Committee.    Our Board of Directors has established a Nominating and Corporate Governance Committee (the “NCG Committee”) consisting of Messrs. Daley (Chair) and Twardock and Ms. Baird, all of whom are independent directors under the NYSE Rules. The NCG Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004 and that is reviewed and reassessed at least annually. The NCG Committee, among other functions, is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending director nominees to the Board for election at each annual meeting of stockholders. The NCG Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines, establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders, establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for the Board, including nominees recommended by securityholders. The NCG Committee met three times during 2005.

A copy of each of our Audit Committee, Compensation Committee and NCG Committee Charters are available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” These Charters are also available in print to any stockholder upon written request addressed to Investor Relations, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

Our Board of Directors has also established (1) a Special Transactions Committee, the members of which are Messrs. Zuckerman and E. Linde, which may approve acquisitions, dispositions, financings and refinancings in amounts less than $25 million and may approve refinancings in amounts equal to or greater than $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the members of which are Messrs. Zuckerman, E. Linde and Twardock, which may approve acquisitions, dispositions, financings and refinancings in amounts equal to $25 million or greater but less than $200 million and may approve refinancings in amounts equal to or greater than $200 million if the existing debt is increasing by less than $200 million. The Special Transactions Committee held numerous informal telephonic meetings and took action by written consent six times during 2005. The Significant Transactions Committee also held various informal telephonic meetings, met one time and took action by written consent three times during 2005.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

Consideration of Director Nominees

Securityholder Recommendations.    The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2006 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2007 annual meeting of stockholders must be submitted to our Secretary on or before December 1, 2006 and must include the following information:

•	the name and address of record of the securityholder;

•	a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

•	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	a description of all arrangements or understandings between the securityholder and the proposed director candidate;

•	the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Board Membership Criteria.    The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;

•	the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve;

•	the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and

•	to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	a majority of the Board of Directors shall be “independent” as defined by the NYSE Rules;

•	each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	at least one member of the Audit Committee shall have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the full Board for nomination, or presenting director candidates to the full Board for consideration:

•	whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and

•	whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Identifying and Evaluating Nominees.    The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chairman, the Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate.

The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for Board membership approved by the Board, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of the Board. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Communications with the Board

If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Boston Properties, Inc.], c/o Compliance Officer, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chair of the Audit Committee of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Boston Properties, Inc., c/o Compliance Officer, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” These Guidelines are also available in print to any stockholder upon written request addressed to Investor Relations, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics, which governs business decisions made and actions taken by our directors, officers and employees. A copy of this code is available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.” We intend to disclose on this website any amendment to, or waiver of, any provision of this Code applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE Rules. A copy of this Code is also available in print to any stockholder upon written request addressed to Investor Relations, Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, MA 02199-7610.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

At the annual meeting, three Class III directors will be elected to serve until the 2009 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the NCG Committee, our Board of Directors has nominated Messrs. William M. Daley, Edward H. Linde and David A. Twardock to serve as Class III directors. Each nominee is currently serving as a director of Boston Properties. In making its recommendations, the NCG Committee considered a number of factors, including the criteria for Board membership approved by the Board, which included the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on the Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend.

Vote Required

Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, but they will be counted when determining whether there is a quorum present.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, WILLIAM M. DALEY, EDWARD H. LINDE AND DAVID A. TWARDOCK. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as Class III directors at the annual meeting, each director who is not standing for election and the executive officers who are not directors, based on information furnished to Boston Properties by each nominee, director and executive officer as of February 1, 2006. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Election as Class III Directors—Terms Expiring 2009

William M. Daley.    Mr. William M. Daley has been a director since May 7, 2003. Mr. Daley has served as Chairman of the Midwest Region for JPMorgan Chase & Co., a global financial services firm, and on the JPMorgan Chase & Co. Executive Committee and its International Council since May 2004. Mr. Daley served as President of SBC Communications, Inc. from December 2001 to May 2004. Prior to his appointment with SBC Communications, Inc., Mr. Daley served as Vice Chairman of Evercore Capital Partners L.P., a private equity investment firm. He also served as United States Secretary of Commerce from January 1997 to July 2000 and as

Chairman of the 2000 presidential election campaign of Vice President Al Gore. Mr. Daley serves as a director of Abbott Laboratories, The Boeing Company, The Art Institute of Chicago, Joffrey Ballet of Chicago, Loyola University, Northwestern Memorial Hospital and Northwestern University and is a member of the Council on Foreign Relations. He received a BA from Loyola University and an LLB from John Marshall Law School. He is 57 years old.

Edward H. Linde.    Mr. Edward H. Linde serves as President and Chief Executive Officer of Boston Properties and has been a director since June 23, 1997. Mr. Linde co-founded Boston Properties in 1970 after spending five years at Cabot, Cabot & Forbes, where he became Vice President and Senior Project Manager. Mr. Linde serves as Chairman of the Board of Trustees of the Boston Symphony Orchestra and a director of Jobs for Massachusetts. He is a past Chairman of the Board of the Beth Israel Hospital, which subsequently merged to become the Beth Israel Deaconess Medical Center, where Mr. Linde currently serves as a Trustee. Mr. Linde is a member of The Real Estate Roundtable. Mr. Linde received a BS in Civil Engineering from the Massachusetts Institute of Technology in 1962 and an MBA from Harvard Business School. His son, Douglas T. Linde, serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Linde is 64 years old.

David A. Twardock.    Mr. David A. Twardock has been a director since May 7, 2003. Mr. Twardock is the President and Chief Executive Officer of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers, the Economics Club of Chicago, and The Real Estate Roundtable where he is Chairman of the Real Estate Capital Policy Advisory Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc. and Prudential Realty Securities, Inc. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 48 years old.

Incumbent Class II Directors—Terms Expiring 2008

Lawrence S. Bacow.    Mr. Lawrence S. Bacow has been a director since May 7, 2003. Since September 2001, Mr. Bacow has served as President of Tufts University. Prior to his appointment to this position, Mr. Bacow served in various capacities at the Massachusetts Institute of Technology, including Chancellor from August 1998 to June 2001. During his 24-year tenure at the Massachusetts Institute of Technology, Mr. Bacow was the Lee and Geraldine Martin Professor of Environmental Studies in the Department of Urban Studies and Planning and he also served as the Director of the MIT Center for Real Estate Development, the Chair of the MIT Council on the Environment and the Chairman of the Faculty. Mr. Bacow serves as a director of Tufts University, WGBH, Cummings Foundation, Campus Compact, Wheaton College and the American Council on Education. He received a BS in Economics from the Massachusetts Institute of Technology and a Ph.D., an MPP and a JD from Harvard University. He is 54 years old.

Zoë Baird.    Ms. Zoë Baird has been a director since May 11, 2005. Since January 1998 she has served as President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird previously had been Senior Vice President and General Counsel of Aetna, Inc., an international insurance company, from 1990 to 1996, and a senior visiting scholar at Yale Law School from 1996 to 1997. Prior to holding such positions, Ms. Baird had served as Counselor and Staff Executive of General Electric Co., a partner in the international law firm of O’Melveny and Myers, an associate general counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the United States Department of Justice. Ms. Baird founded and serves on the board of Lawyers for Children America, which is concerned with the impact of violence on children. Ms. Baird is a member of the Council on Foreign Relations, the American Law Institute and the American Bar Association Standing Committee on Law & National Security, and she serves on the boards of Convergys Corporation, The Chubb Corporation, Save the Children and The Brookings

Institution. She has also served on the Technology & Privacy Advisory Committee to the United States Secretary of Defense from 2003 to 2004, President Clinton’s Foreign Intelligence Advisory Board from 1993 to 2001 and the International Competition Policy Advisory Committee to the United States Attorney General from 1997 to 2000. Ms. Baird received an undergraduate degree from the University of California at Berkeley with majors in communications and public policy, as well as political science. She also received a JD from the University of California at Berkeley’s Boalt School of Law. She is 53 years old.

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof is Managing Director of Greycroft Partners LP, a venture capital partnership formed in 2006, and Co-Founder of Apax Partners, L.P., a venture capital and private equity investment company with operations across Asia, Europe, Israel and the United States—formerly Patricof & Co. Ventures, the company he founded in 1969. He also serves as a director of Audible, Inc., Handmark, Inc., Johnny Rockets Group, The NewsMarket, Upoc Networks, Inc. and VoodooVox. He is a board member of TechnoServe, the Trickle Up Program, National Foundation for Teaching Entrepreneurship (NFTE) and the Global Advisory Board of Endeavor, Inc. In addition, he is a board member of the Nigerian Honorary International Investor Council, the New York Small Business Venture Fund and New Jobs for New York Association, and is an Advisory Board member of the African Venture Capital Association. He is also a member of the Board of Trustees of Columbia University Graduate School of Business, the UNDP Commission on the Private Sector & Development and the Council on Foreign Relations (where he is also a member of its African Policy Board). Mr. Patricof received a BS in Finance from Ohio State University and an MBA from Columbia University Graduate School of Business. He is 71 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Mr. Turchin serves as Vice-Chairman of CB Richard Ellis, the world’s largest real estate services company. From 1985 until its merger with CB Richard Ellis in July 2003, Mr. Turchin served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, which was one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years of experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. Mr. Turchin is a three-time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two-time recipient of the “Robert T. Lawrence Award.” Mr. Turchin holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 64 years old.

Incumbent Class I Directors—Terms Expiring 2007

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors of Boston Properties and has been a director since June 23, 1997. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. He serves as a trustee of Memorial Sloan-Kettering, New York University, the Aspen Institute, the Hole in the Wall Gang Fund, Inc. and the Center for Communications. He is also a member of the JPMorgan National Advisory Board, the Council on Foreign Relations, the Washington Institute for Near East Studies and the International Institute of Strategic Studies. He is also a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France, the Lifetime Achievement Award from Guild Hall and the Gold Medal from the American Institute of Architecture in New York. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received three honorary degrees. He is 68 years old.

Carol B. Einiger.    Ms. Carol B. Einiger has been a director since May 5, 2004. Ms. Einiger is President of Post Rock Advisors, LLC, a private investment advisory firm established in 2005. She served as Chief Investment Officer of The Rockefeller University from 1996 to 2005. Ms. Einiger began a 20-year investment banking career in 1971 at Goldman, Sachs & Co. and worked at The First Boston Corporation from 1973 to 1988, becoming Managing Director and head of the Capital Markets Department and the Short-Term Finance Department. In 1988, Ms. Einiger became Executive-in-Residence and Visiting Professor at Columbia Business School, and in 1989 she joined Wasserstein Perella & Co. as Managing Director. She joined the Edna McConnell Clark Foundation in 1992, serving as Chief Financial Officer and then Acting President until 1996. Ms. Einiger serves on the Board of Overseers of Columbia Business School, the Investment Committee of the Museum of Modern Art and the Advisory Board of Blackstone Alternative Asset Management. She previously served on the Board of Directors of Credit Suisse First Boston (USA), Inc. and as a Trustee and Member of the Investment Board of the University of Pennsylvania. Ms. Einiger is the recipient of numerous awards, including the Alumni Award of Merit of the University of Pennsylvania, the Columbia Business School Distinguished Alumna Award, the Anti-Defamation League Woman of Achievement Award and the Catalyst Award for Corporate Leadership. She received a BA from the University of Pennsylvania and an MBA from Columbia University Graduate School of Business. She is 56 years old.

Richard E. Salomon.    Mr. Richard E. Salomon has been a director since November 12, 1998. He is President of Mecox Ventures, a private investment company. Mr. Salomon was President and Managing Director of the investment advisory firm Spears, Benzak, Salomon & Farrell from 1982 until 2000. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977 until 1998. In addition, he is Chairman of the Advisory Board of Blackstone Alternative Asset Management. He is a trustee of the Council on Foreign Relations, the Museum of Modern Art, The New York Public Library, The Rockefeller University and the Alfred P. Sloan Foundation. Mr. Salomon serves as the Vice Chairman of the Investment Committee of Rockefeller University and is a member of the Investment Committee at the Council on Foreign Relations, The New York Public Library, the Museum of Modern Art and the Alfred P. Sloan Foundation. He received a BA from Yale University in 1964 and an MBA from Columbia University Graduate School of Business in 1967. He is 63 years old.

Executive Officers who are not Directors

Douglas T. Linde.    Mr. Douglas T. Linde serves as Executive Vice President, Chief Financial Officer and Treasurer. He was promoted from Senior Vice President to Executive Vice President in January 2005. Prior to becoming Chief Financial Officer and Treasurer in 2000, he served as Senior Vice President for Finance and Capital Markets. In his current role, Mr. Linde oversees the finance, accounting, internal audit, investor relations and acquisition departments and is also responsible for capital raising, financial strategy and planning. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde is on the Board of Overseers for the Beth Israel Deaconess Medical Center and serves on the Finance Committee and is a director of the Boston Municipal Research Bureau. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde’s father, Edward H. Linde, serves as our President and Chief Executive Officer and a director. Mr. Linde is 42 years old.

E. Mitchell Norville.    Mr. E. Mitchell Norville serves as Executive Vice President for Operations with responsibilities for administrative policy and day-to-day control of our operations. Prior to his promotion to this position in September 2005, Mr. Norville served as Senior Vice President and Regional Manager of our Washington, D.C. office, a position he held since March 1998. In that capacity he was in charge of all development activities as well as being responsible for all leasing, construction, property management and administrative activities. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager in our Washington, D.C. region, with responsibilities for various project developments. Since joining Boston Properties in 1984, Mr. Norville has been directly responsible for over 7.5 million square feet of new development and renovation projects. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 47 years old.

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President and National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 55 years old.

Peter D. Johnston.    Mr. Peter D. Johnston serves as Senior Vice President and Regional Manager of our Washington, D.C. office. He is in charge of all operations including project development, leasing, construction, property management and administrative activities for our Washington, D.C. office, with a staff of approximately 200 people. Mr. Johnston joined the Company in 1987. In 1989 he was promoted to Project Manager, with subsequent promotions in 1991 to Vice President and in 1997 to Senior Vice President. In 2003 he was appointed head of the Development team in the Washington Region and held this position until his promotion in September 2005 to the position of Regional Manager. Mr. Johnston has been directly responsible for over 4 million square feet of new development and renovation projects. He is a past member of the board of directors of the Northern Virginia Chapter of NAIOP. Mr. Johnston received a BA in Business Administration from Roanoke College, an MA in 1982 from Hollins College and an MBA in 1987 from the University of Virginia. He is 47 years old.

Bryan J. Koop.    Mr. Bryan J. Koop serves as Senior Vice President and Regional Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999, his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP (National Association of Industrial and Office Properties). Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 47 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Regional Manager of our Princeton office. Prior to his appointment to this position in February 2001, he served as Vice President and Regional Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when the assets of The Landis Group, for which he was Chief Operating Officer, were acquired. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a masters degree in Economics in 1975. Mr. Landis is 55 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Regional Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and the Gateway Center in South San Francisco and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice

President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 49 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Regional Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member and Secretary of the New York Building Congress. He is also Executive Vice President and past Co-Chairman of the Associated Builders and Owners of Greater New York, a trustee of Phipps Houses, Chairman of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 59 years old.

Frank D. Burt.    Mr. Frank D. Burt serves as Senior Vice President and General Counsel, a position he has held since 2003. He is responsible for overseeing the legal department and the delivery of legal services for our Company. Mr. Burt has served in various capacities since he joined us in 1986, and he represented us in the acquisition of the Prudential Center in Boston and the Embarcadero Center in San Francisco, as well as in the development and leasing of 111 Huntington Avenue in Boston. He previously worked in the real estate department at Nutter, McClennen & Fish in Boston. Mr. Burt is a member of the Boston Bar Association and a speaker for Massachusetts Continuing Legal Education. Mr. Burt received a BA, magna cum laude, from Brown University in 1980 and a JD, cum laude, from the University of Pennsylvania Law School in 1983. Mr. Burt is 47 years old.

Arthur S. Flashman.    Mr. Arthur S. Flashman serves as Vice President and Controller. He is responsible for overseeing financial reporting, property accounting and tax compliance and is also responsible for providing transactional support on capital markets activity. Prior to joining us in 2002, Mr. Flashman served as an Asset Manager with the Winn Companies and previous to this role he was with PricewaterhouseCoopers LLP where he specialized in real estate, serving both public REITs and private institutional funds. Mr. Flashman is a member of the Best Financial Practices Council of the National Association of Real Estate Investment Trusts, Inc., or NAREIT, and a member of the Real Estate Roundtable. He also serves as co-chairman of the accounting committee of NAREIT. Mr. Flashman received a BS/BA in finance and accounting from Boston University in 1984 where he was elected to the Beta Alpha Psi honor society. Mr. Flashman is 44 years old.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2006 by:

•	each director;

•	the Chairman of the Board, the Chief Executive Officer and the three other most highly compensated executive officers of Boston Properties, each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 2005 (the “named executive officers”);

•	all directors and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to be the beneficial owner of more than 5% of our outstanding common stock.

On February 1, 2006, there were:

(1)	112,575,543 shares of our common stock outstanding;

(2)	21,374,335 common units of partnership interest in the Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties), each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption);

(3)	380,821 long term incentive units of partnership interest in the Operating Partnership issued pursuant to the Long Term Incentive Plan (“LTIP units”), each of which, upon the satisfaction of certain conditions, is convertible into one common unit; and

(4)	3,701,334.55 Series Two preferred units of partnership interest in the Operating Partnership (“Series Two preferred units”), each of which is currently convertible into approximately 1.312336 common units (or a total of 4,857,394.42 common units).

Name and Business Address of Beneficial Owner*	Number of Shares and Units Beneficially Owned(1)	Percentage of All Common Stock and Units(2)	Percentage of All Common Stock(3)
Directors and Named Executive Officers
Mortimer B. Zuckerman(4)	9,974,141	7.11%	8.32%
Lawrence S. Bacow(5)	5,961	**	**
Zoë Baird(6)	1,708	**	**
William M. Daley(7)	5,864	**	**
Carol B. Einiger(8)	3,394	**	**
Edward H. Linde(9)	9,560,453	6.81	7.90
Alan J. Patricof(10)	56,104	**	**
Richard E. Salomon(11)	43,250	**	**
Martin Turchin(12)	44,366	**	**
David A. Twardock(13)	5,762	**	**
Douglas T. Linde(14)	465,415	**	**
E. Mitchell Norville(15)	387,459	**	**
Raymond A. Ritchey(16)	833,452	**	**

All directors and executive officers as a group (20 persons)(17)	21,967,775	15.36%	16.82%

5% Holders
Cohen & Steers, Inc.(18)	7,999,782	5.75%	7.11%
Cohen & Steers Capital Management, Inc.(18)	7,963,610	5.72	7.07
Stichting Pensioenfonds ABP(19)	7,459,418	5.36	6.63
Deutsche Bank AG(20)	5,928,482	4.26	5.27
RREEF America, L.L.C.(20)	5,796,750	4.16	5.15
Morgan Stanley(21)	5,766,516	4.14	5.12

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610.
**	Less than 1%.
(1)

The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 1, 2006, including any shares which could be purchased by the exercise of options at or within 60 days after February 1, 2006. For purposes of the table, Boston Properties has (a) assumed that all of the conditions required for all LTIP units to be convertible into an equal number of common units have been satisfied, (b) counted the beneficial ownership of common units, LTIP units and Series Two preferred units as the beneficial ownership of the number of shares of common stock for which such units may be redeemed (assuming, in the case of LTIP units and Series Two preferred units, that they have first been converted into common units) if Boston Properties elects to issue common stock rather than pay cash upon such redemption and (c) counted the beneficial ownership of deferred stock units as the beneficial ownership of the number of shares of common stock for which such deferred stock units will be converted. Ownership of common units, LTIP units and Series Two preferred units technically does not constitute beneficial ownership of common stock under Rule 13d-3 under the Securities Exchange Act of 1934 because, pursuant to section 8.6 of the limited partnership agreement of the Operating Partnership, the holders of the common units, LTIP units and Series Two preferred units do not have the right to require Boston Properties to exchange such common units, or the common units into which LTIP units and Series Two preferred units are convertible, for shares of common stock. Deferred stock units are granted under our 1997 Stock Option and Incentive Plan (the “1997 Stock Plan”) pursuant to an election by each of our non-employee directors to defer his or her cash compensation and to receive his or her cash compensation in the form of Boston Properties common stock upon the director’s retirement from our Board of Directors. See “Director Compensation” below. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units, Series Two preferred units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2006 annual meeting.

(2)	The total number of shares and units outstanding used in calculating this percentage (a) assumes that all of the common units, LTIP units and Series Two preferred units outstanding held by all persons or entities other than Boston Properties are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock, (b) does not separately include outstanding common units held by Boston Properties, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, (c) assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2006 held by the person and that no options held by other persons are exercised and (d) assumes the conversion into shares of common stock of all deferred stock units held by the person and that no deferred stock units held by other persons are converted.
(3)	The total number of shares outstanding used in calculating this percentage assumes (a) that all common units, LTIP units and Series Two preferred units held by the person are presented (assuming conversion in full into common units, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and that no units held by other persons or entities are presented for redemption, (b) the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after February 1, 2006 held by the person and that no options held by other persons are exercised and (c) the conversion into shares of common stock of all deferred stock units held by the person and that no deferred stock units held by other persons are converted.
(4)	Includes 2,611,770 shares of common stock held directly, 6,215,294 common units held directly, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. Zuckerman is the sole manager, 64,471 LTIP units (all of which are subject to vesting), and 1,036,132 shares of common stock underlying currently exercisable stock options. Excludes 1,806,842 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Zuckerman is the grantor. See also note (9).
(5)	Includes 2,262 LTIP units (of which 985 LTIP units are subject to vesting) and 3,699 deferred stock units.
(6)	Includes 500 shares of common stock, 522 LTIP units (all of which are subject to vesting) and 686 deferred stock units.
(7)	Includes 1,702 shares of common stock (of which 425 shares are subject to vesting), 560 LTIP units (all of which are subject to vesting) and 3,602 deferred stock units.
(8)	Includes 1,354 LTIP units (of which 957 LTIP units are subject to vesting) and 2,040 deferred stock units.
(9)	Includes 1,100,170 shares of common stock held directly, 29,000 shares of common stock held through a trust, 5,693,083 common units held by a limited liability company of which Mr. E. Linde is the managing member, 46,474 common units held by limited partnerships of which the sole general partners are limited liability companies of which Mr. E. Linde is the sole manager, 64,471 LTIP units (all of which are subject to vesting) and 1,221,863 shares of common stock underlying currently exercisable stock options. Also includes 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. E. Linde serves as sole trustee. Excludes 30,000 shares of common stock held by the Linde Family Foundation, of which Mr. E. Linde is one of six trustees.
(10)	Includes 5,000 shares of common stock, 1,836 LTIP units (of which 985 LTIP units are subject to vesting), 13,007 deferred stock units, and 36,261 shares of common stock underlying currently exercisable stock options.
(11)	Includes 6,713 Series Two preferred units held directly and an aggregate of 17,190 Series Two preferred units held by trusts and an estate of which Mr. Salomon is a co-executor. Mr. Salomon is deemed to beneficially own an aggregate of 31,369 common units into which all Series Two preferred units so held are convertible. Also includes 1,836 LTIP units (of which 985 LTIP units are subject to vesting) and 10,045 deferred stock units.

(12)	Includes 5,000 shares of common stock held directly, 500 shares of common stock held by Mr. Turchin’s wife, 500 shares of common stock held through a trust, 1,836 LTIP units (of which 985 LTIP units are subject to vesting), 10,630 deferred stock units, and 25,900 shares of common stock underlying currently exercisable stock options. Mr. Turchin has shared voting and dispositive power with respect to 3,000 shares of common stock.
(13)	Includes 2,262 LTIP units (of which 985 LTIP units are subject to vesting) and 3,500 deferred stock units.
(14)	Includes 35,122 shares of common stock held directly (of which 13,856 shares are subject to vesting), 700 shares of common stock held by Mr. D. Linde’s wife, 2,100 shares of common stock held by Mr. D. Linde’s children, 700 shares of common stock held through family trusts, 56,830 common units held directly, 34,959 LTIP units (all of which are subject to vesting) and 335,004 shares of common stock underlying currently exercisable stock options. Excludes 30,000 shares of common stock held by the Linde Family Foundation, of which Mr. D. Linde is one of six trustees.
(15)	Includes 18,802 shares of common stock (of which 7,001 shares are subject to vesting), 62,445 common units held directly, 17,816 common units held by a limited liability company of which Mr. Norville is the managing member, 15,118 LTIP units (all of which are subject to vesting) and 273,278 shares of common stock underlying currently exercisable stock options.
(16)	Includes 33,115 shares of common stock (of which 13,856 shares are subject to vesting), 250,570 common units held directly, 35,600 common units held by a limited liability company of which Mr. Ritchey is the managing member, 34,959 LTIP units (all of which are subject to vesting) and 479,208 shares of common stock underlying currently exercisable stock options.
(17)	Includes an aggregate of 3,959,982 shares of common stock, 13,869,001 common units, 274,335 LTIP units, 23,903 Series Two preferred units (which are convertible into an aggregate of 31,369 common units), 47,208 deferred stock units and 3,785,880 shares of common stock underlying currently exercisable stock options. See also notes (4) – (16) above.
(18)	Information regarding Cohen & Steers, Inc. (“Cohen”) and Cohen & Steers Capital Management, Inc. (“Cohen Capital”) is based solely on a Schedule 13G filed by Cohen, Cohen Capital, and Houlihan Rovers SA with the SEC on February 14, 2005. Cohen’s and Cohen Capital’s address is 757 Third Avenue, New York, New York 10017. The Schedule 13G indicates that Cohen had sole voting power with respect to 6,710,810 shares, sole dispositive power with respect to 7,963,610 shares and shared voting and dispositive power with respect to 36,172 shares of common stock. The Schedule 13G indicates that Cohen Capital had sole voting power with respect to 6,710,810 shares and sole dispositive power with respect to 7,963,610 shares. The Schedule 13G indicates that the total number of shares beneficially owned by Cohen includes 7,963,610 shares beneficially owned by Cohen Capital.
(19)	Information regarding Stichting Pensioenfonds ABP (“Stichting”) is based solely on a Schedule 13G filed by Stichting with the SEC on February 14, 2006. Stichting’s address is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands. The Schedule 13G indicates that Stitching has sole voting and dispositive power with respect to all of the shares of common stock.
(20)	Information regarding Deutsche Banc AG and RREEF America, L.L.C. is based solely on a Schedule 13G filed by Deutsche Banc AG with the SEC on February 6, 2006. Deutsche Banc AG’s address is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. The Schedule 13G indicates that (a) Deutsche Banc AG has sole voting power with respect to 5,820,865 shares, sole dispositive power with respect to 5,888,432 shares and shared dispositive power with respect to 37,500 shares and (b) RREEF America, L.L.C. has sole voting and dispositive power with respect to 5,796,750 shares and no shared voting or dispositve power. The Schedule 13G indicates that RREEF America, L.L.C. is a subsidiary of Deutsche Banc AG.
(21)	Information regarding Morgan Stanley is based solely on a Schedule 13G filed by Morgan Stanley with the SEC on February 15, 2006. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036. The Schedule 13G indicates that Morgan Stanley had sole voting and dispositive power with respect to 4,164,354 shares of common stock and shared voting and dispositive power with respect to 1,608 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors of Boston Properties who are also employees receive no additional compensation for their services as directors. During 2005, Boston Properties paid its non-employee directors a quarterly retainer of $12,500 for their services. In addition, (1) non-employee directors received a fee of $1,000 for each Board of Directors meeting attended, (2) committee members received a fee of $1,000 for each committee meeting attended, (3) the chairman of the Audit Committee received a fee of $3,000 per Audit Committee meeting attended and (4) the chairman of each other committee received a fee of $2,000 per committee meeting attended. Committee attendance fees are received whether or not the committee meeting was held on the day of a meeting of our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Each non-employee director has made an election, in accordance with our 1997 Stock Plan and approved by the Board of Directors, to defer all cash retainer and attendance fees to be paid to such director and to instead receive his or her deferred cash compensation in the form of Boston Properties common stock upon the director’s retirement from our Board of Directors. Each director is credited with the number of deferred stock units determined by dividing the aggregate amount of compensation deferred during each calendar quarter by the closing market price of Boston Properties’ common stock on the New York Stock Exchange on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the date the dividends are paid. Payment of a director’s account may only be made in a lump sum of shares of Boston Properties common stock equal to the number of deferred stock units in a director’s account upon the director’s retirement from our Board of Directors. In 2005, the director accounts were credited with additional deferred stock units (including dividend equivalents) as follows: Mr. Bacow – 1,276.72 units; Ms. Baird – 680.09 units; Mr. Daley – 1,229.39 units; Ms. Einiger – 1,184.80 units; Mr. Patricof – 2,170.25 units; Mr. Salomon – 1,666.95 units; Mr. Turchin – 1,581.61 units; and Mr. Twardock – 1,247.15 units.

Additionally, each new non-employee director is entitled to receive, on the fifth business day after his or her initial election to our Board of Directors, a number of shares of restricted stock (or LTIP units) valued at $35,000. Each continuing non-employee director is entitled to receive, on the fifth business day after the annual meeting of stockholders, a number of shares of restricted stock (or LTIP units) valued at $37,500. These grants are made automatically pursuant to a formal policy adopted by the Board of Directors so that the equity compensation of non-employee directors will be determined by a formula. The actual number of shares of restricted stock (or LTIP units) that we grant is determined by dividing the fixed value of the grant by the closing price of our common stock on the New York Stock Exchange on the grant date. Pursuant to this policy, on May 18, 2005, Messrs. Bacow, Daley, Patricof, Salomon, Turchin and Twardock and Ms. Einiger each received 560 LTIP units, and Ms. Baird received 522 LTIP units. Shares of restricted stock and LTIP units granted to non-employee directors vest in equal annual installments on the first and second anniversaries of the grant date. See “Compensation Committee Report on Executive Compensation—3. Equity-Based Incentive Compensation” for a description of the LTIP units.

Executive Compensation

The following table sets forth the compensation paid for 2005, 2004 and 2003 to the Chairman of the Board, the Chief Executive Officer and each of the three other named executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock/ LTIP Unit Awards ($)(1)		All Other Compensation ($)(2)
Mortimer B. Zuckerman	2005	600,000	1,100,000	—		2,100,000	(3)	12,924
Chairman	2004	600,000	1,000,000	—		2,000,017	(4)	12,624
	2003	589,359	1,000,000	—		1,500,000	(5)	12,324

Edward H. Linde	2005	600,000	1,100,000	—		2,100,000	(3)	324
President and Chief	2004	600,000	1,000,000	—		2,000,017	(4)	324
Executive Officer	2003	589,359	1,000,000	—		1,500,000	(5)	324

Douglas T. Linde	2005	471,635	600,000	—		1,200,000	(3)	12,924
Executive Vice President,	2004	437,115	505,000	—		1,100,012	(4)	12,624
Chief Financial Officer and Treasurer	2003	399,257	475,000	—		799,980	(5)	12,324

E. Mitchell Norville(6)	2005	346,043	410,000	70,690	(7)	550,000	(3)	12,924
Executive Vice President	2004	298,077	340,000	—		499,989	(4)	12,624
for Operations	2003	278,090	335,000	—		324,994	(5)	12,324

Raymond A. Ritchey	2005	471,635	600,000	—		1,200,000	(3)	12,924
Executive Vice President	2004	437,115	505,000	—		1,100,012	(4)	12,624
and National Director of	2003	407,590	475,000	—		799,980	(5)	12,324
Acquisitions and Development

(1)	Restricted stock and LTIP units are awarded under the 1997 Stock Plan by the Compensation Committee of our Board of Directors. The number of shares of restricted stock and LTIP units that are issued is based on the closing market price of Boston Properties common stock as reported on the New York Stock Exchange on the date of grant. Grantees of restricted stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. Dividends are payable on the restricted stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on Boston Properties common stock and common units of the Operating Partnership, respectively. As of December 31, 2005, the total number of shares of restricted stock and LTIP units (i.e., shares and units still subject to vesting) held by the named executive officers and the market value of such holdings, based on the closing market price of Boston Properties common stock as reported on the New York Stock Exchange on December 30, 2005 of $74.13, were as follows: Mr. Zuckerman – 64,471 LTIP units ($4,779,235); Mr. E. Linde – 64,471 LTIP units ($4,779,235); Mr. D. Linde – 19,974 shares and 34,959 LTIP units ($4,072,183); and Mr. Norville – 10,274 shares and 15,118 LTIP units ($1,882,309); Mr. Ritchey – 20,260 shares and 34,959 LTIP units ($4,093,384).
(2)	Includes (a) except in the case of Mr. E. Linde, Boston Properties’ matching contribution under its 401(k) Plan ($12,600 per individual in 2005, $12,300 per individual in 2004 and $12,000 per individual in 2003), and (b) the cost of term life insurance ($324 per individual in 2005, 2004 and 2003, respectively).
(3)

Represents long-term incentive compensation authorized by the Compensation Committee on January 18, 2006. Such compensation will be issued in the form of either shares of restricted common stock or LTIP units, or a combination of both, on a date to be determined by the Compensation Committee. The shares/

LTIP units will vest over five years with no shares/units vesting prior to January 15, 2009, 25% vesting on January 15, 2009, 35% vesting on January 15, 2010 and 40% vesting on January 15, 2011.
(4)	Messrs. Zuckerman, E. Linde, D. Linde, Norville and Ritchey each received an award of LTIP units under the 1997 Stock Plan as follows: Mr. Zuckerman – 34,489 LTIP units; Mr. E. Linde – 34,489 LTIP units; Mr. D. Linde – 18,969 LTIP units; Mr. Norville – 8,622 LTIP units; and Mr. Ritchey – 18,969 LTIP units. The date of grant was January 28, 2005 and the fair market value of a share of common stock on the date of the grant was $57.99. These LTIP units vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2008, 35% vesting on February 1, 2009 and 40% vesting on February 1, 2010.
(5)	Messrs. Zuckerman, E. Linde, D. Linde, Norville and Ritchey each received an award of LTIP units under the 1997 Stock Plan as follows: Mr. Zuckerman – 29,982 LTIP units; Mr. E. Linde – 29,982 LTIP units; Mr. D. Linde – 15,990 LTIP units; Mr. Norville – 6,496 LTIP units; and Mr. Ritchey – 15,990 LTIP units. The date of grant was January 30, 2004 and the fair market value of a share of common stock on the date of the grant was $50.03. These LTIP units vest over five years with no LTIP units vesting in the first two years following the date of grant, 25% vesting on February 1, 2007, 35% vesting on February 1, 2008 and 40% vesting on February 1, 2009.
(6)	Mr. Norville was appointed Executive Vice President for Operations effective September 1, 2005. Prior to this appointment, Mr. Norville served as Senior Vice President and Regional Manager of our Washington, D.C. office.
(7)	Includes temporary housing expenses of $23,600, travel expenses of $12,180 and a tax reimbursement of $25,710 relating to Mr. Norville’s relocation to the Boston area. See “Employment and Non-Competition Agreements” below.

Option Grants for Fiscal Year 2005

We did not grant any options to purchase shares of Boston Properties common stock for fiscal year 2005 (see “Compensation Committee Report on Executive Compensation—3. Equity-Based Incentive Compensation” in this proxy statement).

Option Exercises and Year-End Holdings

The following table sets forth the aggregate number of options to purchase shares of Boston Properties common stock exercised by the Chairman of the Board, the Chief Executive Officer and each of the three other named executive officers in 2005 and the number of shares of common stock underlying the stock options held by each of these officers as of December 31, 2005. The value realized is the product of (1) the fair market value of a share of common stock on the date of exercise minus the exercise price, multiplied by (2) the number of options exercised. The value of unexercised in-the-money options is the product of (1) the closing price of a share of common stock, as reported on the New York Stock Exchange, on December 30, 2005 of $74.13, minus the exercise price, multiplied by (2) the number of shares underlying the options. An option is “in-the-money” if the fair market value of the shares of common stock underlying the option exceeds the option exercise price.

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Year-End(#)(1)		Value of Unexercised in-the-Money Options at Year-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mortimer B. Zuckerman	0	0	1,036,132	0	34,679,338	0
Edward H. Linde	284,075	9,853,424	1,221,863	0	42,285,022	0
Douglas T. Linde	32,925	1,152,590	335,004	0	13,279,345	0
E. Mitchell Norville	60,000	2,426,414	273,278	0	10,903,909	0
Raymond A. Ritchey	75,000	2,534,111	479,208	0	19,099,807	0

(1)	In October 2005, we paid a special dividend of $2.50 per share of common stock to all stockholders of record as of the close of business on September 30, 2005. In connection with this special dividend, the Board of Directors adjusted all options that were awarded, but not exercised, prior to the ex-dividend date for the special dividend to account for the effect of the special dividend. The number of shares subject to each such option was increased and the exercise price correspondingly decreased such that each option had the same fair value to the holder before and after giving effect to the payment of the special dividend.

Employment and Noncompetition Agreements

Mr. Mortimer B. Zuckerman, as Chairman of the Board of Directors, and Mr. Edward H. Linde, as President and Chief Executive Officer, each has an employment and noncompetition agreement with us. Pursuant to these agreements, Mr. Zuckerman will devote a majority of his business time, and Mr. E. Linde will devote substantially all of his business time, to our business and affairs. The initial term of each agreement is three years beginning on January 17, 2003, in the case of Mr. Zuckerman, and November 29, 2002, in the case of Mr. E. Linde, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Apart from base salaries, which were initially established at $500,000 per year, each of Messrs. Zuckerman and E. Linde is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors. The base salary of each of Messrs. Zuckerman and E. Linde is to be reviewed annually by the Compensation Committee and may be increased but not decreased at its discretion. The agreements also provide that, in addition to other benefits made generally available to senior executives of the Company, the Company shall provide each of Messrs. Zuckerman and E. Linde with the use of a Company-owned or leased automobile.

Each of Messrs. Zuckerman’s and E. Linde’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on our interests or reputation. Each of Messrs. Zuckerman and E. Linde may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) an uncured breach by us of any of our material obligations under his employment agreement or (3) an involuntary relocation of the office at which the employee is principally employed to a location more than 50 miles from such office, or the requirement that the employee be based at another office on an extended basis. If the employment of either of Messrs. Zuckerman or E. Linde is terminated by us “without cause” or by either of Messrs. Zuckerman or E. Linde for “good reason,” then the respective employee will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year. Each of Messrs. Zuckerman and E. Linde is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

The employment agreements prohibit each of Messrs. Zuckerman and E. Linde, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with our tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to each employment agreement, however, Messrs. Zuckerman and E. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, each of Messrs. Zuckerman and E. Linde are expressly permitted to participate as an officer or director of, or advisor to, any organization that is not engaged in commercial real estate activities provided that such activities do not materially restrict his ability to fulfill his obligations to us as an employee and officer. In addition, each employment agreement provides that the noncompetition provision shall not apply if Messrs. Zuckerman’s or E. Linde’s employment is terminated following our change of control.

Messrs. D. Linde, Norville and Ritchey have employment agreements with Boston Properties similar to that of Mr. E. Linde, except that the initial term of the employment agreements is two years instead of three years, and these employees are permitted to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment. Also, the initial base salaries established for Messrs. D. Linde, Norville and Ritchey under these employment agreements were $300,000, $425,000 and $400,000 respectively.

Mr. Norville’s employment agreement also provides for his target annual cash bonus to equal 100% of base salary and his target annual equity incentive for 2006 to equal a number of shares of restricted stock or LTIP units with a value equal to $700,000. In addition, to compensate Mr. Norville for relocating to the Boston area, we have agreed to grant Mr. Norville a number of shares of restricted stock or LTIP units upon his relocation with a value equal to $500,000 and to pay for temporary car and housing expenses plus a tax gross-up amount with respect to such expenses. The restricted stock or LTIP units will vest ratably over five years from September 1, 2005, with 20% of the total award vesting on each of the first five anniversaries of such date.

The current base salaries for Messrs. Zuckerman, E. Linde, D. Linde, Norville and Ritchey are set forth below under the heading “Compensation Committee Report on Executive Compensation.”

Severance Agreements

We entered into severance agreements with each of Mr. Zuckerman and Mr. Edward H. Linde on July 30, 1998. The severance agreements provide for severance benefits to Messrs. Zuckerman and E. Linde in the event of their termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Messrs. Zuckerman and E. Linde will receive a lump sum amount equal to $3,630,000. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreements provide for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the “senior plan”) in order to reinforce and encourage the continued attention and dedication of the Executive Vice Presidents, the Chief Financial Officer and the Regional Heads. The senior plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of up to three (3) times such executive officer’s annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control.” Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreements.

We adopted the Boston Properties, Inc. Executive Severance Plan (referred to as the “executive plan”) in order to reinforce and encourage the continued attention and dedication of the Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with Boston Properties. The executive plan is the same as the senior plan except that each such senior officer will receive a payment of up to two (2) times such senior officer’s annual base salary and two (2) times the amount of the average annual bonus. Financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance benefits are provided for two (2) years following termination.

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of cumulative total stockholder return for the period from December 31, 2000 through December 31, 2005 among Boston Properties, the Standard & Poor’s (“S&P”) 500 Index and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Total Return Index (the “Equity REIT Index”). The Equity REIT Index includes all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. This year, the Company is also including the NAREIT Office REIT Index (the “Office REIT Index”) in the graph because we referenced the Company’s performance relative to that index under the heading “Proposal 3: Stockholder Proposal—Boston Properties’ Statement in Opposition” below. The Office REIT Index includes all office REITs included in the Equity REIT Index. Upon written request, Boston Properties will provide any stockholder with a list of the REITs included in the Equity REIT Index and the Office REIT Index. The stock performance graph assumes an investment of $100 in each of Boston Properties and the three indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. Data for Boston Properties, the S&P 500 Index, the Equity REIT Index and the Office REIT Index was provided to us by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Philosophy of Executive Compensation.    Boston Properties’ executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Messrs. Salomon (Chair), Bacow and Twardock. None of the members of the Compensation Committee are employees of Boston Properties and each of them is an independent director for purposes of the requirements of the NYSE Rules.

The philosophy of our executive compensation program is to:

•	Attract, retain and reward executives who have the motivation, experience and skills necessary to lead Boston Properties effectively and continue our short-term and long-term profitability, growth and total return to stockholders.

•	Link management’s success in enhancing stockholder value given market conditions with executive compensation paid.

•	Base executive compensation levels on the appropriate blend for each executive officer of the overall financial and operating performance of Boston Properties, the regional contribution to the overall financial and operating performance and the individual contribution of the executive officer to the success of Boston Properties’ financial and operating performance. This is particularly appropriate for Boston Properties given that we are organized into five distinct regions, with executives in each region being held accountable for the operating performance of the assets within their control, and other executives being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities.

•	Hold accountable all executive officers for their level of success in attaining specific performance goals that are set for them individually.

•	Position total executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and real estate investment trusts, or REITs, in particular, with an emphasis on a peer group consisting of office REITs with a comparable market capitalization and geographic presence.

Compensation Committee Procedures.    The Compensation Committee, guided by the philosophy stated above, exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, when financial statements for the year become available. At that time, the Compensation Committee determines bonuses, if any, for the past year’s performance, sets base salaries for the following fiscal year and makes awards of equity-based compensation, if any. Mr. E. Linde makes recommendations to the Compensation Committee with respect to the compensation of all executive officers other than Mr. D. Linde. Because of the familial relationship between Messrs. E. Linde and D. Linde, Mr. Zuckerman makes a recommendation to the Compensation Committee with respect to the compensation of Mr. D. Linde. In addition to those recommendations, the Compensation Committee, particularly with respect to the compensation of Messrs. Zuckerman, E. Linde and D. Linde, bases its decisions on publicly available compensation data for executive chairmen, chief executive officers, chief financial officers and other senior executives of comparable REITs, as well as various compensation studies and surveys, to ensure that compensation packages are in line with our peer group and the real estate industry in general. In particular, from time to time the Compensation Committee reviews the compensation (including total compensation, as well as the individual components of base salary, annual incentive and long-term incentive) awarded to senior executives by a comparative peer group consisting of office REITs with a comparable market capitalization and geographic presence to Boston Properties. While benchmarks and comparative market data are valuable tools to assist the Compensation Committee in setting reasonable and fair compensation for our Chairman, Chief Executive Officer, Chief Financial Officer and other senior executives, the Compensation

Committee believes that it is in the best interests of the stockholders that it have the flexibility to make compensation awards based on a review of all relevant information so that it can effectively attract, retain and reward in these various roles executives who have the motivation, experience and skills necessary to contribute to our overall performance.

The elements of our executive compensation package are primarily comprised of the following three elements, which on a combined basis are designed to satisfy the ultimate goal of enhancing stockholder value:

1. Base Salary.    Base salaries are set for executive officers on the basis of assigned responsibilities and an evaluation of appropriate compensation levels for such responsibilities based upon publicly available executive compensation surveys of peer groups and the real estate industry in general.

Individual base salaries are reviewed annually. The granting of salary increases within the established applicable salary range for each executive officer and the point within such range at which his salary will fall is based upon factors which include the overall financial and operating performance of Boston Properties, the regional contribution to the overall financial and operating performance of Boston Properties, if applicable to such executive officer, and individual performance. Assessment of individual performance is based on previously established goals for each executive officer comprised of both subjective and objective elements. With respect to base salaries, the Compensation Committee generally intends to target base salaries to be competitive with those of executives in comparable positions in comparable public real estate companies. Based on the Compensation Committee’s philosophy and the factors stated above, the Compensation Committee approved 2006 base salaries as follows: Mr. D. Linde, $490,000; Mr. Norville, $438,000; and Mr. Ritchey, $490,000. The compensation of Messrs. Zuckerman and E. Linde is discussed separately in this report.

2. Cash Bonuses.    Boston Properties intends to provide annual performance awards to our executive officers in the form of cash bonuses based on favorable performance by both Boston Properties and the individual executive. The Compensation Committee intends that funds from operations, or FFO, as measured against targets established at the beginning of each year and against the relative performance of Boston Properties in comparison to its peer group of companies, will be the principal overall performance measure that is used to determine the target bonus to which each executive officer will be entitled. The achievement of individual performance goals will then be used to determine whether each executive officer will receive the target bonus or some greater or lesser amount. Where appropriate for an executive officer, the Compensation Committee factors the regional contribution to the overall performance of Boston Properties in determining the cash bonus for such executive officer. In determining cash bonuses for 2005, the Compensation Committee noted that fiscal year 2005 was a year of significant achievements, including the following:

•	strong operating results relative to our peers, including an increase in FFO to $4.25 per share (diluted) in 2005 from $4.16 per share (diluted) in 2004, despite the impact of asset dispositions on our revenue and operating income;

•	$382.6 million in developments in progress, $191.6 million in developments placed in service and $72.8 million in new acquisitions;

•	the successful disposition of four office properties, one industrial property, one hotel and three land parcels for aggregate gross proceeds of approximately $838.5 million;

•	a $2.50 per share special dividend, which returned to our stockholders part of the value realized from the aforementioned asset dispositions;

•	a 4.6% increase in the regular quarterly dividend, representing the eighth consecutive annual increase; and

•	a total shareholder return of approximately 23.5%.

The Compensation Committee intends that aggregate cash compensation (base salary plus bonus) will be at a level competitive with executives in comparable positions in comparable public real estate companies in the event that target performance is achieved. Reflecting the actual performance of Boston Properties as described above and the individual performance of each named executive officer, the Compensation Committee awarded cash bonuses for the year ended December 31, 2005 as follows: Mr. D. Linde, $600,000; Mr. Norville, $410,000; and Mr. Ritchey, $600,000.

3. Equity-Based Incentive Compensation.    While recognizing that cash bonus awards provide rewards for positive short-term performance, the Compensation Committee believes that awards of equity interests provide our executive officers with long-term incentive compensation that is aligned directly with the achievement of enhanced value for stockholders. Prior to 2003, the Compensation Committee granted a combination of stock options and restricted stock annually on the basis of Boston Properties’ performance and regional and individual contributions to its success. In 2003, the Compensation Committee made the decision to discontinue the use of stock options and move entirely to shares of restricted stock and/or LTIP units, as more fully described below. Based on the Compensation Committee’s review of Boston Properties’ overall performance, regional performance and individual performance for 2005, on January 18, 2006, the Compensation Committee authorized long-term incentive compensation awards to Messrs. D. Linde, Norville and Ritchey in the amounts of $1,200,000, $550,000 and $1,200,000, respectively. This compensation will be issued in the form of either shares of restricted common stock or LTIP units, or a combination of both, on a date to be determined by the Compensation Committee. The shares/LTIP units will vest over five years, with no shares/LTIP units vesting prior to January 15, 2009, 25% vesting on January 15, 2009, 35% vesting on January 15, 2010 and 40% vesting on January 15, 2011.

If a recipient is at least age 61 on the date of grant, retires at age 62 or older, and has completed at least 20 years of service with Boston Properties, the recipient will not forfeit unvested shares or LTIP units as a result of such retirement and the vesting of such shares or LTIP units will continue in accordance with the Company’s standard five-year vesting schedule (i.e., 0%, 0%, 25%, 35% and 40% per year), provided that the recipient complies with a non-compete agreement during the remaining vesting period or until the recipient reaches age 65, if earlier. If the recipient retires on or after attaining age 65, then the shares or LTIP units will vest in accordance with such standard vesting schedule without regard to continued employment.

No stock options were granted in 2005. The Compensation Committee continues to believe that awards of restricted stock/LTIP units are a better tool than options to reward performance, serve as a better retention tool when combined with a back-loaded five-year vesting schedule, and in general serve the interests of our stockholders better than options.

In 2003, the Board approved the Boston Properties Long Term Incentive Plan, or LTIP, which is a program designed to offer executives the same long-term incentive as restricted stock, while allowing them to enjoy more favorable income tax treatment. The LTIP uses a class of partnership interests in the Operating Partnership, called long term incentive units, or LTIP units. Grants of LTIP units constitute “Other Stock-Based Awards” coupled with “Dividend Equivalent Rights” under the 1997 Stock Plan. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under the 1997 Stock Plan, reducing availability for other equity awards on a one-for-one basis. Beginning with equity-based compensation awards for 2003 performance (which were made in early 2004), all officers, employees and non-employee directors of Boston Properties eligible to receive awards under the 1997 Stock Plan are also eligible to participate in the LTIP. The general terms of the 1997 Stock Plan apply to LTIP units in the same manner as they apply to restricted stock.

LTIP units, whether vested or not, receive the same quarterly per unit distributions as common units of the Operating Partnership, which equal per share dividends on our common stock. This treatment with respect to quarterly distributions is similar to the treatment of restricted stock, the holders of which receive full dividends whether the shares are vested or not. Initially, LTIP units do not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units of the Operating Partnership for all purposes, and therefore accrete to an economic value for executives equivalent to shares of our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The LTIP was established under the 1997 Stock Plan as an alternative to our restricted stock program. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock. As a result, executives may need to sell a portion of their vested shares every year to pay taxes on their restricted stock awards from prior years. This tax treatment therefore may limit an executive’s ability to increase his or her ownership in Boston Properties over the long term. Conversely, under the LTIP an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting. Therefore, an executive who wishes to hold his or her equity awards for the long term can do so more efficiently under the LTIP and ultimately realize a greater after-tax return when he or she chooses to sell. Boston Properties’ request for a private letter ruling from the Internal Revenue Service with respect to the federal income tax treatment of the LTIP was approved by the IRS on February 21, 2003.

The Compensation Committee believes that the LTIP (1) serves the objectives of Boston Properties by increasing the after-tax value of a given award of equity interests, and therefore enhances our equity-based compensation package for executives as a whole, (2) advances the separate goal of promoting long-term equity ownership in Boston Properties by executives (see “Mandatory Minimum Equity Ownership Policy for Senior Executives” below), (3) has no adverse impact on dilution as compared to using restricted stock, (4) does not increase the economic cost to Boston Properties of equity-based compensation awards as compared to using restricted stock awards and (5) further aligns the interests of executives with the interests of stockholders. Based on these considerations, beginning in January 2004 we began to offer eligible officers and employees a choice between restricted stock and LTIP units on a one-for-one basis for their equity-based incentive compensation awards.

Compensation of the Chairman of the Board and the President and Chief Executive Officer.    The Compensation Committee believes that, in structuring the total compensation package for Messrs. Zuckerman and E. Linde, long-term incentive compensation that is aligned directly with the achievement of enhanced value for stockholders is more meaningful than annual cash compensation. Accordingly, based on the benchmarks, comparative market data and Boston Properties’ financial and operating performance in 2005 discussed earlier in this report, the Compensation Committee approved a base salary for 2006 of $600,000 for each of Messrs. Zuckerman and E. Linde. Notably, this is the same base salary paid to each of Messrs. Zuckerman and E. Linde for fiscal years 2005, 2004 and 2003. In addition, each of Messrs. Zuckerman and E. Linde received cash bonuses for the fiscal year ended December 31, 2005 in the amount of $1,100,000. They each received cash bonuses of $1,000,000 for fiscal years 2004 and 2003.

To reward Messrs. Zuckerman and E. Linde for their contribution to the performance of Boston Properties in 2005, and as a long-term incentive to continue their efforts in enhancing stockholder value in the future, the Compensation Committee authorized long-term incentive compensation awards to each of Messrs. Zuckerman and E. Linde in the amount of $2,100,00. This compensation will be issued in the form of either shares of restricted common stock or LTIP units, or a combination of both, on a date to be determined by the Compensation Committee. The shares/LTIP units will vest over five years, with no shares/LTIP units vesting prior to January 15, 2009, 25% vesting on January 15, 2009, 35% vesting on January 15, 2010 and 40% vesting on January 15, 2011.

Mandatory Minimum Equity Ownership Policy for Senior Executives.    The Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders, and this belief has been reinforced by the events of the past few years across corporate America. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy, all executive vice presidents must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents must achieve minimum equity ownership equal two times their annual base salary, and then maintain such ownership during their continuing employment. Those persons who were senior executives on January 16, 2003 have until January 1, 2008 to achieve this ownership requirement, while those who were or may be hired or promoted to senior management positions after January 16, 2003 will have a five-year period beginning on January 1 of the year following their appointment. Exceptions may be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, restricted stock, units of limited partnership interest of our Operating Partnership and LTIP units, in each case both vested and unvested, and shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options will not be counted. The Compensation Committee intends for this stock ownership requirement to demonstrate to our stockholders and the investment community that our senior management is personally committed to the continued financial success of Boston Properties.

Tax Deductibility of Compensation.    Section 162(m) of the Code limits the deductibility on Boston Properties’ tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to consider the deductibility of the compensation paid to our executives while simultaneously seeking to provide our executives with appropriate rewards for their performance. The Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to ensure executive officers are compensated in a manner consistent with Boston Properties’ best interests and those of our stockholders.

Submitted by the Compensation Committee:

Richard E. Salomon, Chair

Lawrence S. Bacow

David A. Twardock

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Boston Properties established a Compensation Committee consisting of Messrs. Salomon, Bacow and Twardock. None of them has served as an officer or employee of Boston Properties, and none of them had any relationship with Boston Properties requiring disclosure under applicable rules and regulations of the SEC.

PROPOSAL 2: STOCKHOLDER PROPOSAL

Proposal Concerning the Annual Election of Directors

Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record holder of 100 shares of common stock of Boston Properties, has given formal notice that she will introduce the following resolution at the forthcoming annual meeting and has furnished the following statements in support of her proposal:

RESOLVED: “That the stockholders of Boston Properties recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS:

“The great majority of New York Stock Exchange listed corporations elect all their directors each year.”

“This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.”

“Last year the owners of OVER 80% (EIGHTY PERCENT) of all shares voting, VOTED for this proposal, yet YOUR Company has still not adopted this proposal.”

“Over the last FEW years MANY corporations have adopted my proposal to end the stagger system. These include BRISTOL MYERS SQUIBB, DOW JONES, CARR AMERICA, FEDERATED, MAY, P&G, MARRIOTT, STARWOOD, HOST MARRIOTT, GOLDMAN SACHS, MORGAN STANLEY, PEPCO, MERCK, and MANY others. Why has BOSTON PROPERTIES still NOT adopted this proposal?”

“If you AGREE with this resolution, please mark YOUR proxy FOR and urge your BOARD to adopt this proposal.”

Boston Properties’ Statement in Opposition

Identical proposals have been considered by the stockholders at prior annual meetings of stockholders, including last year’s annual meeting. The proposals were recommendations that the Board of Directors take the necessary steps to instate the annual election of directors. The steps necessary to eliminate the classified board are: (1) adoption of an amendment to our Certificate of Incorporation by the Board of Directors; and (2) approval of the amendment by the affirmative vote of not less than 75% of the outstanding shares entitled to vote. The Board of Directors has carefully considered whether to begin the process to amend the Certificate of Incorporation, but for the reasons noted below, decided that it was not in the best interests of Boston Properties or our stockholders to do so. This decision of the Board of Directors was made by the non-management directors, with Messrs. Zuckerman and E. Linde abstaining.

Ever since the initial public offering of our common stock in June 1997 our Board of Directors has been divided into three classes, with each class serving for staggered three-year terms. This classified structure continues to be an integral part of our overall governance structure, and classified boards continue to be widespread among companies in all relevant stock indices, including the S&P 500, the Fortune 500 and the NASDAQ 100, as well as among our peers in the publicly traded REIT industry. Moreover, despite the implications inherent in the proponent’s proposal, we are proud of the fact that Institutional Shareholders Services (ISS) rates our corporate governance policies favorably. For example, as of February 1, 2006, our ISS Corporate Governance Quotient was in the top quartile of our real estate peer group and in the top 16% of all companies in the Russell 3000 index.

Against this backdrop, the Board of Directors continues to believe that the staggered system of electing directors provides important benefits to Boston Properties and our stockholders and should be retained. The staggered system for the election of directors provides continuity and stability of experienced directors on our Board of Directors because a majority of the directors will always have prior experience as directors of Boston Properties and will be familiar with our business strategies and operations. In addition, each of the three classes of directors is comprised of a majority of independent directors, with five independent directors having been newly elected since 2003. The Board of Directors believes the continuity and stability that the staggered system provides, particularly when coupled with our track record of nominating strong independent directors:

•	enables our Board of Directors to better focus on the mid- and long-range planning of our business;

•	helps to prevent abrupt changes in corporate policies that might result if the entire Board of Directors was elected annually; and

•	creates a more experienced and independent Board of Directors that is better able to make fundamental decisions that are in the best interests of our company and our stockholders.

In the event of any unfriendly or unsolicited proposal to take over or restructure Boston Properties, the staggered system would reduce our vulnerability to certain coercive takeover tactics and enhance the Board’s ability to negotiate in the best interests of all stockholders by affording Boston Properties time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

In addition, the Board of Directors believes that directors who are elected to three-year terms are no less accountable to stockholders than directors who are elected on an annual basis. Under applicable law, the directors owe to the stockholders fiduciary duties, which do not depend on how often the directors are elected. The Board of Directors believes that this proposal is not in the best interest of Boston Properties or our stockholders.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

PROPOSAL 3: STOCKHOLDER PROPOSAL

Proposal Concerning Executive Compensation

The Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, Massachusetts, 01887, beneficial holder of approximately 1,900 shares of common stock of Boston Properties, has given formal notice that it will introduce the following resolution at the forthcoming annual meeting and has furnished the following statements in support of its proposal:

Resolved: That the shareholders of Boston Properties, Inc. (“Company”) request that the Board of Directors’ Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.	The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation. First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: the Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

Boston Properties’ Statement in Opposition

The Board of Directors has carefully considered the proposal submitted by the Massachusetts State Carpenters Pension Fund. The Board strongly believes that performance-based compensation is an essential component of executive compensation, so long as it is in fact designed to focus senior executives on enhancing short-term and long-term profitability, growth and total return to shareholders, and it does in fact align the interests of executives with those of shareholders. However, the Board believes that adopting the proponent’s rigid policy of correlating annual incentive and long-term equity compensation mechanically to an industry peer group performance index is unnecessary, would unduly restrict the Compensation Committee’s discretion, and would not be in the best interests of the Company and its shareholders.

Full authority with respect to the design and administration of the Company’s executive compensation program has been delegated to the Company’s Compensation Committee, which is comprised entirely of independent directors. The Board believes that the record of the Compensation Committee in awarding fair compensation to senior executives based on superior performance is strong and self-evident. For the past one-, three- and five-year periods, the Company has outperformed significantly both the NAREIT Office Index and the S&P 500 Index, on a cumulative total return basis, as shown in the chart below.

	Cumulative Total Return
Name	1 year	3 years	5 years
Boston Properties, Inc.	23.59%	140.69%	133.43%
NAREIT Office Index	13.11%	86.87%	86.74%
S&P 500 Index	4.91%	49.69%	2.75%

Meanwhile, the increase in the total compensation paid to the Company’s Chief Executive Officer (i.e., the sum of salary, bonus and restricted equity awards) between 2003 and 2004 was approximately 16.5%, which is roughly half of the 30.15% median increase for CEOs in the S&P 500 cited by the proponent. Between 2004 and 2005, the increase in the total compensation paid to the Company’s CEO was even less at approximately 5.6%.

The Board believes that the Compensation Committee’s current approach to executive compensation decisions already incorporates a pay-for-superior-performance focus, though by design it does not do so by adopting quantitative, formulaic benchmarks or standards. As stated in the Compensation Committee Report on Executive Compensation included elsewhere in this proxy statement, the philosophy of our executive compensation program is to, among other things, (1) link management’s success in enhancing shareholder value given market conditions with executive compensation paid, (2) base executive compensation levels on the appropriate blend for each executive officer of the Company’s overall financial and operating performance, the regional contribution to such performance, and the individual contribution of the executive officer, and (3) hold accountable all executives for their level of success in attaining specific performance goals that are set for them individually. This philosophy is particularly appropriate for a business like ours that is organized into five distinct regions, with executives in each region being held accountable for the operating performance of the assets within their control, and other executives being held accountable for balance sheet management, strategic planning and the allocation of resources to competing growth opportunities. The Board believes that the Compensation Committee’s current flexible approach is most effective for attracting, retaining and rewarding in these various roles executives who have the motivation, experience, and skills necessary to contribute to our superior overall performance.

One of the principles of our compensation philosophy is indeed to position executive compensation levels to be competitive with other similarly situated public companies, including the real estate industry in general and real estate investment trusts, or REITs, in particular, with an emphasis on a peer group consisting of office REITs with a comparable market capitalization and geographic presence. However, the Board disagrees with the proponent that this principle leads to generous awards of total compensation for average or below average peer group performance. Based on the Company’s performance, that has certainly not been the case for Boston

Properties. The Board is satisfied that the Compensation Committee exercises its discretion, including reliance on benchmarks and comparative market data as one of many tools, in such a manner as to avoid the very effect the proponent is concerned about. The Board believes strongly that the Compensation Committee should retain the flexibility to make compensation awards based on a review of all relevant information, without the constraint of rigid, pre-determined mathematical formulae dictated by a plan that would reward executives merely on the basis of the performance of the stock market, our industry peer group, or the Company overall in relation to such a group, as the proponent advocates.

Furthermore, the current compensation program is designed to attract and retain talented executives in today’s highly competitive market. Our philosophy on executive compensation reflects a widely used approach among public companies, including our major competitors. The Board believes that limiting the Compensation Committee’s flexibility in awarding compensation to executives based on a variety of individual and corporate goals, as well as both objective and subjective performance standards, could place the Company at a competitive disadvantage in recruiting and retaining executives relative to other publicly traded companies in our industry, as well as established firms in the private real estate investment management sector.

In conclusion, the Board believes that the objective and concerns articulated in this proposal are already being addressed through the engaged oversight and disciplined discretion of the Compensation Committee, based on our executive compensation philosophy as articulated in the Compensation Committee’s report set forth on pages 26 to 30 of this proxy statement.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation

THE BOARD OF DIRECTORS, WITH THE CONCURRENCE AND APPROVAL OF THE COMPENSATION COMMITTEE, RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2005 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2005.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as modified or supplemented.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with PricewaterhouseCoopers LLP the independent accountants’ independence from our Company and management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was approved by our Board of Directors on January 15, 2004. A copy of the Audit Committee Charter was included as Appendix A to our proxy statement for use in connection with the 2004 annual meeting of stockholders and is also available on our website at http://www.bostonproperties.com under the heading “Corporate Governance.”

Submitted by the Audit Committee:

Alan J. Patricof, Chair

Lawrence S. Bacow

Carol B. Einiger

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as our Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2005. Consistent with the Sarbanes-Oxley Act of 2002 and the NYSE Rules, our Audit Committee has the sole authority to appoint, retain, terminate and determine the compensation of our Independent Registered Public Accounting Firm. Pursuant to this authority, PricewaterhouseCoopers LLP has been appointed by the Audit Committee to serve as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2005 and 2004 were as follows:

	2005	2004
Audit Fees
Recurring audit, quarterly reviews, accounting assistance for new accounting standards and potential transactions, comfort letters, consents and assistance with documents filed with the SEC	$1,020,000	$1,573,683
Audit-Related Fees
Audits required by lenders, joint venture agreements, tenants and employee benefit plan requirements	417,110	340,384
Tax Fees
Recurring tax compliance	185,968	231,045
Tax planning and research	177,076	86,947
REIT and other compliance matters	68,903	75,310
Tax assistance for potential transactions	60,581	40,736
Sales and use tax examinations	4,826	19,214

Subtotal	497,354	453,252
All Other Fees	0	0

Total	$1,934,464	$2,367,319

Auditor Fees Policy

The Audit Committee has approved a policy concerning the pre-approval of audit and non-audit services to be provided by PricewaterhouseCoopers LLP, our independent accountants. The policy requires that all services provided by PricewaterhouseCoopers LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2005 and 2004 fiscal years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Boston Properties paid Applied Printing Technologies, a printing company affiliated with Mr. Mortimer B. Zuckerman, approximately $67,000, $53,000, and $79,000 during the years ended December 31, 2005, 2004 and 2003, respectively, for printing services principally relating to the printing of our annual report to shareholders. The selection of Applied Printing Technologies as the printer for our annual report to stockholders was made through a bidding process open to multiple printing companies.

In April 2003, an entity controlled by Mr. Zuckerman acquired from a third party an office building located at 2400 N Street, N.W. in Washington, D.C., in which a company affiliated with Mr. Zuckerman leases 100% of the building. Boston Properties has managed this property under a third-party management contract for many years. Boston Properties entered into a management agreement with an entity controlled by Mr. Zuckerman to continue to manage this property on terms comparable with other third-party property management agreements that we currently have in place. Under the management agreement, we also agreed to provide consulting services and assistance in connection with a possible sale of this property in exchange for a fee of $100,000 payable upon the closing of the sale of the property. The disinterested members of our Board of Directors approved Mr. Zuckerman’s acquisition of this building, as well as the management agreement between Boston Properties and Mr. Zuckerman’s affiliate. During the years ended December 31, 2005, 2004 and 2003, we received approximately $329,000, $777,000 and $681,000, respectively, for reimbursements of building operating costs and earned $66,000, $135,000 and $111,000, respectively, in management fees under the management agreement. During the second quarter of 2005, the entity controlled by Mr. Zuckerman closed on the sale of the property, and pursuant to the management agreement, the Company received and recognized $100,000 for consulting services and assistance in connection with the sale.

Mr. Martin Turchin, a member of our Board of Directors is a non-executive/non-director Vice-Chairman of CB Richard Ellis (“CBRE”). Through an arrangement with CBRE and its predecessor, Insignia/ESG, Inc. that has been in place since 1985, Mr. Turchin participates, and Turchin & Associates, an entity owned by Mr. Turchin (95%) and his son (5%), participated in the past, in brokerage activities for which CBRE is retained as a leasing agent, some of which involve leases for space within buildings owned by the Company. Additionally, Mr. Turchin’s son is employed by CBRE and works on transactions for which CBRE earns income from the Company. Mr. Turchin’s son’s compensation from CBRE is in the form of salary plus bonus, neither of which is directly tied to CBRE’s transactions with the Company. In 2005, Mr. Turchin directly received income of approximately $194,000 from commissions earned by CBRE from the Company, and in 2004 and 2003, Mr. Turchin, directly and through Turchin & Associates, received commission income of approximately $220,000 and $169,000, respectively, from commissions earned by CBRE from the Company. Pursuant to its arrangement with CBRE, Mr. Turchin has confirmed to Boston Properties that he and Turchin & Associates are paid on the same basis with respect to properties owned by Boston Properties as they are with respect to properties owned by other clients of CBRE. Mr. Turchin does not participate in any discussions or other activities relating to our contractual arrangements with CBRE either in his capacity as a member of our Board of Directors or as a Vice-Chairman of CBRE.

From January 1, 2006 to February 1, 2006, the Company paid a firm controlled by Mr. Raymond A. Ritchey’s brother leasing commissions of approximately $165,000, and given current leasing activity, the Company expects to pay additional commissions to the firm during 2006. The Company paid the firm no leasing commissions in 2005, and paid aggregate leasing commissions of approximately $626,000, and $894,000, for the years ended December 31, 2004 and 2003, respectively. Mr. Ritchey is an Executive Vice President of Boston Properties. The Company believes the terms of the related agreements are comparable to, and in most cases more favorable to us than, similar arrangements with other brokers in relevant markets.

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis, who is the brother of Mr. Mitchell S. Landis, our Senior Vice President and Regional Manager of our Princeton office, a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”). In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement (the “Development Agreement”) with affiliates of Mr. A. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. A. Landis was entitled to a purchase price for each parcel developed under the Development Agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. A. Landis was eligible to earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The Development Agreement also provided that upon negotiated terms and conditions, we and Mr. A. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

On October 21, 2004, the Operating Partnership and Mr. A. Landis entered into an agreement (the “2004 Agreement”) to modify several provisions of the Development Agreement. Under the terms of the 2004 Agreement, the Operating Partnership and affiliates of Mr. A. Landis amended the Development Agreement to limit the rights of Mr. A. Landis and his affiliates to participate in the development of properties under the Development Agreement. Among other things, Mr. A. Landis agreed that (1) Mr. A. Landis and his affiliates will have no right to participate in any entity formed to acquire land parcels or the development company formed by the Operating Partnership to provide development services under the Development Agreement, (2) Mr. A. Landis will have no right or obligation to play a role in development activities engaged in by the development company formed by the Operating Partnership under the Development Agreement or receive compensation from the development company and (3) the affiliate of Mr. A. Landis will have no right to receive a contingent payment for developed properties based on stabilized returns. In exchange, we agreed to:

•	effective as of June 30, 1998, pay Mr. A. Landis $125,000 on January 1 of each year until the earlier of (A) January 1, 2018, (B) the termination of the Development Agreement or (C) the date on which all development properties under the Development Agreement have been conveyed pursuant to the Development Agreement, with $750,000, representing payments of this annual amount from 1998 to 2004, being paid upon execution of the 2004 Agreement; and

•	pay an affiliate of Mr. A. Landis, in connection with the development of land parcels acquired under the Development Agreement, an aggregate fixed amount of $10.50 per rentable square foot of property developed (with a portion of this amount (i.e., $5.50) being subject to adjustment, in specified circumstances, based on future increases in the Consumer Price Index) in lieu of a contingent payment based on stabilized returns, which payment could have been greater or less than $10.50 per rentable square foot of property developed.

The Operating Partnership also continues to be obligated to pay an affiliate of Mr. A. Landis the purchase price of $20 per rentable square foot of property developed for each land parcel acquired as provided in the original Development Agreement. During the 20-year term of the Development Agreement, until such time, if any, as the Operating Partnership elects to acquire a land parcel, an affiliate of Mr. A. Landis will remain responsible for all carrying costs associated with such land parcel.

In addition, in connection with entering into the 2004 Agreement, Mr. Landis resigned as a director of Boston Properties, Inc. effective as of May 11, 2005.

Pursuant to the Development Agreement, as amended by the 2004 Agreement, we paid Mr. A. Landis $125,000 on each of January 1, 2005 and January 1, 2006.

On October 25, 2004, we formed Boston Properties Office Value-Added Fund, L.P. (the “Value-Added Fund”), a strategic partnership with Stichting Pensioenfonds ABP and Teachers Insurance and Annuity Association of America, to pursue the acquisition of assets within our existing markets that have deficiencies in property characteristics which provide an opportunity to create value through repositioning, refurbishment or renovation. The Value-Added Fund has total equity commitments of $140 million, of which we have committed

$35 million. Stichting Pensioenfonds ABP owns a 43% limited partnership interest in the Value-Added Fund. We will receive asset management, property management, leasing and redevelopment fees and, if certain return thresholds are achieved, will be entitled to an additional promoted interest. Based on a Schedule 13G filed with the SEC on February 14, 2006, Stichting Pensioenfonds ABP is the beneficial owner of greater than 5% of our outstanding common stock.

During 2005, we received lease and related payments of approximately $2.2 million from affiliates of Morgan Stanley & Co. Incorporated for the lease of space at our properties. Additionally, Morgan Stanley’s affiliates were the initial lenders to us under our mortgages of Times Square Tower and 280 Park Avenue. As of December 31, 2005, the aggregate outstanding indebtedness owed to Morgan Stanley’s affiliates under these mortgages was $731.1 million. During 2005, we paid a total of approximately $28.3 million in interest and other fees to Morgan Stanley’s affiliates under these mortgages. For purposes of calculating the foregoing amounts, we have assumed that Morgan Stanley’s affiliates retained all of their initial interests in these mortgages, although it is possible that they transferred some or all of their initial interests through securitization transactions or otherwise without our knowledge. In addition, from time to time the Company engages affiliates of Morgan Stanley for financial advisory and other services. Since January 1, 2005, the Company has incurred an aggregate of approximately $200,000 in fees for these services. Based on a Schedule 13G filed with the SEC on February 15, 2006, Morgan Stanley, the parent entity of Morgan Stanley & Co. Incorporated, is the beneficial owner of more than 5% of our common stock. Information regarding the identity of Morgan Stanley’s affiliates is based solely on the list of subsidiaries filed by Morgan Stanley as an exhibit to its Annual Report on Form 10-K filed with the SEC on February 15, 2006.

During 2005, we received lease and related payments of approximately $24.5 million from Deutsche Bank AG and its affiliates for the lease of space at our properties. Additionally, Deutsche Bank AG’s affiliates are lenders to us under our mortgage of Citigroup Center and the Value-Added Fund’s mortgage of 300 Billerica Road, as well as our line of credit. As of December 31, 2005, the aggregate outstanding indebtedness owed to Deutsche Bank AG’s affiliates under these mortgages and our line of credit was approximately $523.1 million. During 2005, we paid a total of approximately $36.6 million in interest and fees in the aggregate to Deutsche Bank AG’s affiliates under these mortgages and our line of credit. For purposes of calculating the foregoing amounts, we have assumed that Deutsche Bank AG’s affiliates retained all of their initial interests in these mortgages, although it is possible that they transferred some or all of their initial interests through securitization transactions or otherwise without our knowledge. During 2005, we also paid approximately $3.1 million in real estate brokerage commissions to an affiliate of Deutsche Bank AG in connection with the leasing our certain of our properties. Based solely on a Schedule 13G filed by Deutsche Banc AG with the SEC on February 6, 2006, Deutsche Bank AG is the beneficial owner of more than 5% of our common stock. Information regarding the identity of Deutsche Bank AG’s affiliates is based solely on the list of subsidiaries filed by Deutsche Bank AG as an exhibit to its Annual Report of Form 20-F filed with the SEC on March 24, 2005.

During 2005, we entered into twelve forward-starting interest rate swap contracts which fix the 10-year treasury rate for a financing in February 2007 at a weighted average rate of 4.34% per annum on notional amounts aggregating $500.0 million. Of these interest rate swap contracts, Morgan Stanley and its affiliates are counterparties with respect to contracts relating to an aggregate notional amount of $250.0 million and Deutsche Bank AG is a counterparty with respect to contracts relating to a notional amount of $25.0 million. The swaps go into effect in February 2007 and expire in February 2017. Each swap contract provides for a 10-year LIBOR swap rate (the fixed strike rate) ranging from 4.562% per annum to 5.016% per annum. If the 10-year LIBOR swap rate is below the fixed strike rate at the time we settle each swap, we would be required to make a payment to the swap counter-parties; if the 10-year LIBOR swap rate is above the fixed strike rate at the time we cash settle each swap, we would receive a payment from the swap counter-parties. The amount that we either pay or receive will equal the present value of the basis point differential between the applicable fixed strike rate and the 10-year swap rate at the time we settle the swap.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, MacKenzie Partners, Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive fees of $7,500 plus reimbursement of out-of-pocket expenses.

Stockholder Proposals for the 2007 Annual Meeting

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2007 annual meeting must be received by Boston Properties on or before December 1, 2006 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2007 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2007 annual meeting, must be received in writing at our principal executive office not earlier than January 3, 2007, nor later than February 17, 2007, unless our 2007 annual meeting of stockholders is scheduled to take place before April 3, 2007 or after July 3, 2007. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attn: Secretary.

Mark this box with an X if you have made changes to your name or address details above.	☐

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	C0123456789

The Board of Directors recommends a vote “FOR” the election of all of the nominees.

1.	To elect three Class III Directors, each to serve for a three-year term and until their respective successors are duly elected and qualified:

01 - William M. Daley 02 - Edward H. Linde 03 - David A. Twardock

☐ FOR All Nominees ☐ WITHHOLD From All Nominees

☐ FOR All Except as Noted Below

_________________________________________

The Board of Directors recommends a vote “AGAINST” Proposals 2 and 3.

	For	Against	Abstain

2.	To consider and act upon a stockholder proposal concerning the annual election of directors, if properly presented at the Annual Meeting. ☐	☐	☐

3.	To consider and act upon a stockholder proposal concerning executive compensation, if properly presented at the Annual Meeting. ☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a company or partnership, please sign in full company or partnership name by a duly authorized officer or partner.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

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Proxy

BOSTON PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 3, 2006

The undersigned hereby appoints Douglas T. Linde and Frank D. Burt, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the “Annual Meeting”) to be held at 599 Lexington Avenue, New York, NY 10022 on May 3, 2006 at 11:00 a.m., Eastern Time, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “AGAINST” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY,

OR VOTE BY TELEPHONE OR INTERNET.

THIS PROXY IS CONTINUED ON REVERSE SIDE.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on May 2, 2006.

THANK YOU FOR VOTING

To vote using the Internet		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.